Exhibit 4(u)

ENTERGY CORPORATION

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

SUPPLEMENTAL INDENTURE NO. 1

Dated as of __________, 200__

THIS SUPPLEMENTAL INDENTURE No. 1 (this "Supplemental Indenture No. 1"), dated as of __________, 200__, is between ENTERGY CORPORATION, a Delaware corporation (the "Company"), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation of the State of New York, as trustee (the "Trustee").

R E C I T A L S

WHEREAS, the Company has executed and delivered to the Trustee an Indenture dated as of December 1, 2002, between the Company and the Trustee (the "Base Indenture"), as supplemented by the Officer's Certificate, dated December 19, 2002, Officer's Certificate, dated March 27, 2003, the Officer's Certificate, dated March 27, 2003, Officer's Certificate, dated May 14, 2003, Officer's Certificate, dated September 24, 2003, Officer's Certificate, dated November 20, 2003, and Officer's Certificate dated November 20, 2003, and, together with this Supplemental Indenture No. 1, the "Indenture"), providing for the issuance from time to time of one or more series of the Securities;

WHEREAS, Section 1201(f) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture without the consent of any Holders to establish the forms or terms of Securities of any series as permitted by Section 201 and Section 301 of the Base Indenture;

WHEREAS, pursuant to Section 301 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its Senior Notes,[Series A] , initially due February 17, 2011 (the "Senior Notes"), the form and terms of such Senior Notes and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture No. 1; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture No. 1, and all requirements necessary to make this Supplemental Indenture No. 1 a valid, binding and enforceable instrument in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture No. 1 has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

  Definitions

    Relation to Base Indenture. This Supplemental Indenture No. 1 constitutes an integral part of the Base Indenture.

    Definition of Terms. For all purposes of this Supplemental Indenture
    No. 1:
      Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture, or, if not defined in the Base Indenture, in the Purchase Contract and Pledge Agreement or the Remarketing Agreement;
      a term defined anywhere in this Supplemental Indenture No. 1 has the same meaning throughout;
      the singular includes the plural and vice versa;
      headings are for convenience of reference only and do not affect interpretation;
      the following terms have the meanings given to them in this Section 1.02(e):

  "Accounting Event" means the receipt, at any time prior to the earlier of the date of a Successful Remarketing and the Purchase Contract Settlement Date, by the audit committee of the Board of Directors of a written report in accordance with Statement on Auditing Standards ("SAS") No. 97, "Amendment to SAS No. 50 - Reports on the Application of Accounting Principles", from the Company's independent auditors, provided at the request of management of the Company, to the effect that, as a result of a change in accounting rules after the date of original issuance of the Senior Notes, the Company must either (a) account for the Purchase Contracts as derivatives under SFAS 133 (or otherwise mark-to-market or measure the fair value of all or any portion of the Purchase Contracts with changes appearing in the Company's income statement) or (b) account for the Units using the if-converted method under SFAS 128, and, in each case, that such accounting treatment will cease to apply upon redemption of the Senior Notes.

  "Applicable Ownership Interest in Senior Notes" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Applicable Remarketing Period" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Applicable Principal Amount" means, on any date, the aggregate principal amount of the Senior Notes underlying the Applicable Ownership Interests in Senior Notes that are components of Corporate Units outstanding on such date.

  "Beneficial Owner" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Board of Directors" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Business Day" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Collateral Account" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Common Equity" has the meaning set forth in Section 7(b).

  "Corporate Unit" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Coupon Rate" has the meaning set forth in Section 2.05(a).

  "Depositary" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Depositary Participant" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Global Senior Notes" has the meaning set forth in Section 2.04.

  "Interest Payment Date" means a Quarterly Interest Payment Date or a Semiannual Interest Payment Date.

  "Interest Period" means, with respect to any Interest Payment Date, the period from and including the later of the immediately preceding Interest Payment Date or ___________, 200__ to, but excluding, such Interest Payment Date.

  "Maturity Date" has the meaning set forth in Section 2.02.

  "Net Available Cash" has the meaning set forth in Section 7(b).

  "Pledged Applicable Ownership Interests in Senior Notes" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Preferred Equity" has the meaning set forth in Section 7(b).

  "Primary Treasury Dealer" means a primary U.S. government securities dealer.

  "Principal Utility Subsidiary" has the meaning set forth in Section 7(b).

  "Purchase Contract and Pledge Agreement" means the Purchase Contract and Pledge Agreement, dated as of ___________, 200__, among the Company, The Bank of New York, as Purchase Contract Agent and attorney-in-fact for Holders of the Purchase Contracts, and JPMorgan Chase Bank, N.A., as Collateral Agent, Custodial Agent and Securities Intermediary, as amended from time to time.

  "Purchase Contract Settlement Date" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Put Price" has the meaning set forth in Section 9.05(a).

  "Put Right" has the meaning set forth in Section 9.05(a).

  "Quarterly Interest Payment Date" has the meaning set forth in Section 2.05(b)(i).

  "Quotation Agent" means any primary U.S. government securities dealer selected by the Company.

  "Record Date" means, with respect to any Interest Payment Date, the first day of the calendar month in which such Interest Payment Date falls (whether or not a Business Day).

  "Redemption Amount" means, for each Senior Note, an amount equal to the product of the principal amount of such Senior Note and a fraction, the numerator of which is the Treasury Portfolio Purchase Price, as defined in clause (i) of the definition thereof, and the denominator of which is the Applicable Principal Amount on the Special Event Redemption Date; provided that in no event shall the Redemption Amount for any Senior Note be less than the principal amount of such Senior Note.

  "Remarketing Date" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Redemption Price" shall mean, for each Senior Note, the Redemption Amount plus any accrued and unpaid interest on such Senior Note to, but excluding, the Special Event Redemption Date.

  "Remarketed Senior Notes" has the meaning set forth in the Remarketing Agreement.

  "Remarketing Agent" means Citigroup Global Markets Inc., or any successor thereto or replacement Remarketing Agent appointed by the Company pursuant to the Remarketing Agreement.

  "Remarketing Agreement" means the Remarketing Agreement, dated as of _________, 200__, among the Company, the Remarketing Agent and The Bank of New York, as Purchase Contract Agent, as amended from time to time.

  "Remarketing Fee" has the meaning set forth in the Remarketing Agreement.

  "Remarketing Per Senior Note Price" means the Treasury Portfolio Purchase Price divided by the number of Senior Notes held as components of Corporate Units.

  "Remarketing Price" means (i) in the case of an Optional Remarketing, 100% of the Treasury Portfolio Purchase Price (including, in the case of an Optional Remarketing occurring between December 1, 2008 and December 11, 2008, accrued and unpaid interest (prior to any reset of the interest rate on the Senior Notes) to the Remarketing Settlement Date) plus the Separate Senior Notes Purchase Price (if any) and (ii) in the case of a Final Remarketing, 100% of the aggregate principal amount of Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes and Separate Senior Notes to be remarketed in such Final Remarketing.

  "Remarketing Settlement Date" means (a) in the case of a Successful Optional Remarketing occurring during the Optional Remarketing Period from November 3, 2008 to November 13, 2008, November 17, 2008, (b) in the case of a Successful Optional Remarketing occurring during the Optional Remarketing Period from December 1, 2008 to December 11, 2008, the third Business Day following the Remarketing Date in which such Successful Optional Remarketing occurs, or (c), in the case of a Remarketing during the Final Remarketing Period, February 17, 2009.

  "Reset Rate" means the rate per annum, rounded to the nearest one-thousandth (0.001) of one percent per annum, as determined by the Remarketing Agent in consultation with the Company, that the Senior Notes should bear in order for the Remarketed Senior Notes to have an aggregate market value at least equal to the Remarketing Price and that, in the sole discretion of the Remarketing Agent, will enable it to remarket all of the Remarketed Senior Notes at the Remarketing Price in such Remarketing, provided that, if no Successful Remarketing occurs, the interest rate payable on the Senior Notes shall continue to be the Coupon Rate, and provided further that in no event shall the Reset Rate exceed the maximum rate, if any, permitted by applicable law.

  "Securities" has the meaning set forth in the Base Indenture.

  "Semiannual Interest Payment Date" has the meaning set forth in Section 2.05(b)(ii).

  "Separate Senior Notes" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Separate Senior Notes Purchase Price" means, for any Optional Remarketing, the amount in cash equal to the product of the Remarketing Per Senior Note Price multiplied by the number of Separate Senior Notes remarketed in such Optional Remarketing.

  "Significant Subsidiary" has the meaning set forth in Section 7(b).

  "Special Event" shall mean either a Tax Event or an Accounting Event.

  "Special Event Redemption" means the redemption of the Senior Notes pursuant to the terms of Article 3 hereof following the occurrence of a Special Event.

  "Special Event Redemption Date" has the meaning set forth in Section 3.01.

  "Stock Disposition" has the meaning set forth in Section 7(b).

  "Tax Event" means the receipt by the Company of an opinion of counsel, rendered by a law firm having a recognized national tax practice, at any time prior to the earlier of the date of a Successful Remarketing and the Purchase Contract Settlement Date, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the Senior Notes, there is more than an insubstantial increase in the risk that interest payable by the Company on the Senior Notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

  "Termination Event" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  "Treasury Portfolio" means a portfolio of (1) U.S. treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2009 in an aggregate amount equal to the Pledged Applicable Ownership Interests in Senior Notes, and (2) (x) in the case of a Successful Optional Remarketing, for the scheduled Interest Payment Date on the Senior Notes that occurs on the Purchase Contract Settlement Date, U.S. treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2009 in an aggregate amount equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been due on the Purchase Contract Settlement Date on the Pledged Applicable Ownership Interests in Senior Notes, and (y) in the case of a Special Event Redemption, for each scheduled Interest Payment Date that occurs after the Special Event Redemption Date to and including the Purchase Contract Settlement Date, U.S. treasury securities (or principal or interest strips thereof) that mature on or prior to the Business Day immediately preceding such scheduled Interest Payment Date in an aggregate amount equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been due on such scheduled Interest Payment Date on the Applicable Ownership Interests in Senior Notes.

  "Treasury Portfolio Purchase Price" means the lowest aggregate ask-side price quoted by a Primary Treasury Dealer to the Quotation Agent between 9:00 a.m. and 11:00 a.m. (New York City time) (i) in the case of a Special Event Redemption, on the third Business Day immediately preceding the Special Event Redemption Date for the purchase of the applicable Treasury Portfolio for settlement on the Special Event Redemption Date, and (ii) in the case of any Successful Optional Remarketing, on the Remarketing Date on which such Successful Optional Remarketing occurs for the purchase of the applicable Treasury Portfolio for settlement on the Remarketing Settlement Date.

  "Treasury Unit" has the meaning set forth in the Purchase Contract and Pledge Agreement.

  The terms "Company," "Trustee," "Indenture," "Base Indenture" and "Senior Notes" shall have the respective meanings set forth in the recitals to this Supplemental Indenture No. 1 and the paragraph preceding such recitals.

  General Terms and Conditions of the Senior Notes

    Designation and Principal Amount. There is hereby authorized a series of Notes designated as Senior Notes, [Series A], initially due February 17, 2011, and limited in aggregate principal amount to $___________ (or $___________ if the Underwriters' option under the Underwriting Agreement is exercised in full). The Senior Notes may be issued from time to time upon the execution and delivery of a Company Order for the authentication and delivery of Senior Notes pursuant to Section 303 of the Base Indenture and upon the satisfaction of the other conditions set forth in such Section 303.

    Maturity. Unless a Special Event Redemption occurs prior to the Maturity Date, the date upon which the Senior Notes shall become due and payable at final maturity, together with any accrued and unpaid interest thereon, is, initially, February 17, 2011 (the "Maturity Date"); provided that the Company may extend the Maturity Date in connection with a Successful Remarketing, but in no event to a date later than February 17, 2019. In the event of such an extension, the term "Maturity Date" shall mean such date as specified by the Company in connection therewith in an Officer's Certificate delivered to the Trustee on the Remarketing Settlement Date for such Successful Remarketing. Such extension shall apply to all Senior Notes, whether or not participating in the Remarketing.

    Form, Payment and Appointment. Except as provided in Section 2.04, the Senior Notes shall be issued in fully registered, certificated form, bearing identical terms. Principal of and interest on the Senior Notes will be payable, the transfer of such Senior Notes will be registrable, and such Senior Notes will be exchangeable for Senior Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Note Register or by wire transfer to an account appropriately designated by the Person entitled to payment by written notice given at least ten calendar days prior to the Interest Payment Date.

    No service charge shall be made for any registration of transfer or exchange of the Senior Notes, but the Company may require payment from the holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

    The Note Registrar and Paying Agent for the Senior Notes shall initially be the Trustee.

    The Senior Notes shall be issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof; provided, however, that upon the release by the Collateral Agent of Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes (other than any release of Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes in connection with (i) the creation of Treasury Units by Collateral Substitution, (ii) a Successful Remarketing, (iii) a Failed Final Remarketing, (iv) Cash Merger Early Settlement, (v) Early Settlement or (vi) Cash Settlement, in accordance with Section 3.13, Section 5.02(c)(iii), 5.02(a), Section 5.04, Section 5.07 or Section 5.02(b) of the Purchase Contract and Pledge Agreement, as the case may be), the Senior Notes shall be issuable in denominations of $50 and integral multiples of $50 in excess thereof, and the Company shall issue Senior Notes in any such denominations if requested by the Purchase Contract Agent on behalf of any Holder or Beneficial Owner.

    Global Senior Notes. Senior Notes corresponding to Applicable Ownership Interests in Senior Notes that are no longer a component of the Corporate Units and are released from the Collateral Account will be issued in the form of a Global Note (a "Global Senior Note"), and, if issued as one or more Global Senior Notes, the Depositary shall be The Depository Trust Company or such other depositary as any officer of the Company may from time to time designate. Upon the creation of Treasury Units, the re-creation of Corporate Units, a Successful Remarketing, a Cash Merger Early Settlement, an Early Settlement, a Cash Settlement, a Termination Event or a settlement of Purchase Contracts with separate cash if there has been a Failed Final Remarketing, an appropriate annotation shall be made on the Schedule of Increases and Decreases on the Global Senior Notes held by the Depositary. Unless and until such Global Senior Note is exchanged for Senior Notes in certificated form, Global Senior Notes may be transferred, in whole but not in part, and any payments on the Senior Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

    Interest. The Senior Notes will bear interest initially at the rate of ___% per year (the "Coupon Rate") from and including ___________, 200__ to, but excluding, the Maturity Date, or in the event of a Successful Remarketing, the Remarketing Settlement Date. In the event of a Successful Remarketing, the Coupon Rate for all Senior Notes (regardless of whether such Senior Notes are Remarketed Senior Notes) will be reset by the Remarketing Agent to the Reset Rate with effect from the Remarketing Settlement Date, as set forth in Section 9.03. If the Coupon Rate is so reset, the Senior Notes will bear interest at the Reset Rate from and including the Remarketing Settlement Date to, but excluding, the Maturity Date. The Senior Notes shall bear interest, to the extent permitted by law, on any overdue principal and interest at the Coupon Rate, unless a Successful Remarketing shall have occurred, in which case interest on such amounts shall accrue at the Reset Rate from and after the Remarketing Settlement Date, in each case, compounded quarterly through the Remarketing Settlement Date and compounded semi-annually, thereafter.
      (i) Prior to and, if such date falls on a Quarterly Interest Payment Date, on the Remarketing Settlement Date or, in the event no Successful Remarketing occurs, prior to and on the Purchase Contract Settlement Date, interest on the Senior Notes shall be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year (each, a "Quarterly Interest Payment Date"), commencing _______, 200_, to the Person in whose name the relevant Senior Notes are registered at the close of business on the Record Date for such Interest Payment Date.

      (ii) After the Remarketing Settlement Date, if any, or, in the event no Successful Remarketing occurs, after the Purchase Contract Settlement Date, interest on the Senior Notes shall be payable semi-annually in arrears on February 17 and August 17 of each year (each, a "Semiannual Interest Payment Date"), commencing August 17, 2009 to the Person in whose name the relevant Senior Notes are registered at the close of business on the Record Date for such Interest Payment Date.

      The amount of interest payable for any full Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full Interest Period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any scheduled Interest Payment Date falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay).

    Defeasance. Prior to February 17, 2011, the Company shall not make any deposit of money and/or Eligible Obligations with respect to any Senior Notes, or any portion of the principal amount thereof, as contemplated by Section 701 of the Base Indenture. On or after February 17, 2011, if the Company shall make any deposit of money and/or Eligible Obligations with respect to any Senior Notes, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer's Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer's Certificate, either:
      an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Senior Notes, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Senior Notes or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof; or
      an Opinion of Counsel to the effect that, as a result of a change in law occurring after the original issue date of the Senior Notes, the Holders of such Senior Notes, or portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company's indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

    No Sinking Fund. The Senior Notes are not entitled to the benefit of any sinking fund.

    Reservation of Right to Amend Base Indenture. The Company reserves the right to amend the Base Indenture without any consent or other action of the holders of any series of Securities, including the Senior Notes, issued after December 1, 2003 to amend Section 801 (a) to read in its entirety as follows:

    "(a) failure to pay interest, if any, on any Security of such series within 30 days after the same becomes due and payable; provided, however, that a valid extension of the interest payment period by the Company as contemplated in Section 312 of this Indenture shall not constitute a failure to pay interest for this purpose; or"

      The Company reserves the right to amend the Base Indenture without any consent or other action of the holders of any series of Securities, including the Senior Notes, issued after December 1, 2003 to amend Section 801 (c) to read in its entirety as follows:

  "(c) failure to perform or breach of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in the performance of which or breach of which is elsewhere in this Section specifically dealt with or which has expressly been included in this Indenture solely for the benefit of one or more series of Securities other than such series) for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 33% in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder, unless the Trustee, or the Trustee and the Holders of a principal amount of Securities of such series not less than the principal amount of Securities the Holders of which gave such notice, as the case may be, shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the Holders of such principal amount of Securities of such series, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; or"

  Redemption of the Senior Notes

    Special Event Redemption. If a Special Event shall occur and be continuing, the Company may, at its option, redeem the Senior Notes in whole, but not in part, at any time prior to the earlier of the date of a Successful Remarketing and the Purchase Contract Settlement Date, at a price per Senior Note equal to the Redemption Price, payable on the date of redemption (the "Special Event Redemption Date") (a) to the Collateral Agent, in the case of Senior Notes that underlie the Applicable Ownership Interests in Senior Notes included in Corporate Units, which amount shall be applied by the Collateral Agent in accordance with the terms of the Purchase Contract and Pledge Agreement, and (b) to the holders of the Separate Senior Notes, in the case of Separate Senior Notes.

    Notice of Redemption. If the Company so elects to redeem the Senior Notes, the Company shall appoint the Quotation Agent to assist the Company in determining the Treasury Portfolio Purchase Price. Notice of any Special Event Redemption will be mailed by the Company (with a copy to the Trustee) at least 30 days before the Special Event Redemption Date to each Person in whose name the Senior Notes are registered at its registered address. In addition, the Company shall notify the Collateral Agent in writing that a Special Event has occurred and that the Company intends to redeem the Senior Notes on the Special Event Redemption Date.

    Effect of Redemption. Unless the Company defaults in the payment of the Redemption Price, on and after the Special Event Redemption Date, (a) interest shall cease to accrue on the Senior Notes, (b) the Senior Notes shall become due and payable at the Redemption Price, and (c) the Senior Notes shall be void and all rights of the holders in respect of the Senior Notes shall terminate and lapse (other than the right to receive the Redemption Price upon surrender of such Senior Notes but without interest on such Redemption Price). Following the notice of a Special Event Redemption, neither the Company nor the Trustee shall be required to register the transfer of or exchange the Senior Notes to be redeemed.

    Redemption Procedures. On or prior to the Special Event Redemption Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Special Event Redemption Date, the aggregate Redemption Price for all outstanding Senior Notes. In exchange for any Senior Notes surrendered for redemption on or after the Special Event Redemption Date, the Trustee shall pay an amount equal to the Redemption Price (a) to the Collateral Agent, in the case of Senior Notes that underlie the Applicable Ownership Interests in Senior Notes included in Corporate Units, which amount shall be applied by the Collateral Agent in accordance with the terms of the Purchase Contract and Pledge Agreement, and (b) to the holders of the Separate Senior Notes, in the case of Separate Senior Notes.

    Optional Redemption.  Except as set forth in Section 3.01, the Senior Notes shall not be redeemable by the Company prior to February 17, 2011. In connection with any Successful Remarketing, in the event the Company elects to extend the Maturity Date pursuant to Section 2.02 hereof, the Company may elect to add redemption dates falling after February 17, 2011 on which it may redeem the Senior Notes at its option, such election to be evidenced by an Officer's Certificate delivered to the Trustee on or prior to the Remarketing Settlement Date specifying the redemption dates and related redemption procedures consistent with the Base Indenture. Such election shall apply to all Senior Notes, whether or not participating in the Remarketing.

  Form of Senior Note

    Form of Senior Note. The Senior Notes and the Trustee's Certificate of Authentication to be endorsed thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Senior Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

  Original Issue of Senior Notes

    Original Issue of Senior Notes.  Senior Notes in the aggregate principal amount of up to $_____________ may from time to time, upon execution of this Supplemental Indenture No. 1, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Senior Notes upon the execution and delivery of a Company Order pursuant to Section 303 of the Base Indenture, and upon the satisfaction of the other conditions set forth in such Section 303, without any further action by the Company (other than as required by the Base Indenture).

  Supplemental Indentures

    Supplemental Indentures with Consent of Holders of Senior Notes. As set forth in Section 1202 of the Base Indenture, with the consent of the Holders of a majority in aggregate principal amount of Outstanding Senior Notes directly affected by such supplemental indenture, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto or to the Base Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or this Supplemental Indenture or of modifying in any manner the rights of the Holders of the Senior Notes; provided, however, that, in addition to clauses (a) through (c) of Section 1202 of the Base Indenture, no such indenture or supplemental indenture shall (a) reduce the Put Price, (b) change the exercise date of the Put Right, (c) modify the terms of the Put Right or (d) modify the interest rate reset or Remarketing provisions of the Senior Notes, without, in the case of each of the foregoing clauses (a), (b), (c) and (d), the consent of the Holder of each Senior Note affected.

  Additional Covenants

  So long as any Senior Notes remain Outstanding, the Company will comply with the following covenants in addition to those specified in Article Six of the Indenture:

      Limitation on Debt. The Company shall not permit the total principal amount of all Debt of the Company and its subsidiaries, determined on a consolidated basis and without duplication of liability therefor, at any time to exceed 65% of Capitalization, as defined below, determined as of the last day of the Company's most recently ended fiscal quarter. For purposes of this restriction "Debt" and "Capitalization" shall not include junior subordinated deferrable interest debentures of a Significant Subsidiary issued to a subsidiary trust which has issued preferred securities that are included in the calculation of "Capitalization," and any Debt of any subsidiary of the Company that is Non-Recourse Debt. "Non-Recourse Debt" means any Debt of any subsidiary of the Company that does not constitute Debt of the Company or of any Significant Subsidiary. "Capitalization" means, as of any date of determination, with respect to the Company and its subsidiaries determined on a consolidated basis, an amount equal to the sum of (i) the total principal amount of all Debt of the Company and its subsidiaries outstanding on such date, (ii) Consolidated Net Worth as of such date and (iii) to the extent not otherwise included in Capitalization, all preferred stock and other preferred securities of the Company and its subsidiaries, including preferred securities issued by any subsidiary trust, outstanding on such date.
      Disposition of Assets. The Company will not cause a Stock Disposition (as defined below) with respect to any Principal Utility Subsidiary (as defined below), or permit any Principal Utility Subsidiary to cause a Stock Disposition with respect to any other Person, unless (i) the Company shall continue to own directly or indirectly all of the Common Equity of each Principal Utility Subsidiary, or (ii) such Stock Disposition is pursuant, required or related to any regulatory authority and/or governing body (pertaining (A) to the organization or formation of a regional transmission organization or (B) to the separation or disaggregation of generation, transmission and/or distribution assets), and within 180 days of such Stock Disposition, the Company applies (or causes such Principal Utility Subsidiary to apply) all of the Net Available Cash from such Stock Disposition (1) to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Debt of the Company and/or Debt of one or more Domestic Regulated Utility Subsidiaries that remain a subsidiary of the Company and/or (2) to reinvest in the business of one or more Domestic Regulated Utility Subsidiaries of the Company.

      "Stock Disposition" means, with respect to any Person, the issuance, sale, lease, transfer, conveyance or other disposition of (whether in one transaction or in a series of transactions) any Common Equity (or stock or other instruments convertible into Common Equity) of such Person.

      "Common Equity" shall mean the stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests) that has ordinary voting power for the election of directors, managers or trustees (or other persons performing similar functions) of the issuer, as applicable, provided that Preferred Equity, even if it has such ordinary voting power, shall not be Common Equity.

      "Preferred Equity" shall mean any stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests), whether with or without voting rights, that is entitled to dividends or distributions prior to the payment of dividends or distributions with respect to Common Equity.

      "Principal Utility Subsidiary" means Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., System Energy Resources, Inc., or in each case, its successors and permitted assigns and any other Domestic Regulated Utility Subsidiary (i) the total assets (after intercompany eliminations) of which exceed 20% of total assets of the Company and the total assets of its subsidiaries or (ii) the net worth of which exceeds 20% of the Consolidated Net Worth of the Company and its subsidiaries, in each case as shown on the most recent audited consolidated balance sheet of the Company and its subsidiaries. In no event shall "Principal Utility Subsidiary "include any Domestic Regulated Utility Subsidiary that as of September 30, 2005, (i) had total assets (after intercompany eliminations) which were 5% or less of the Company's total assets and the total assets of its subsidiaries at such date or (ii) had a net worth which was 5% or less of the Consolidated Net Worth of the Company and its subsidiaries at such date.

      "Net Available Cash" from a Stock Disposition means cash payments received therefrom net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state and local taxes required to be paid or accrued as a liability under United States generally accepted accounting principles, as a result of such Stock Disposition.

      For the purposes of this Supplemental Indenture No. 1, the definition of the "Significant Subsidiary" contained in Section 608 of the Base Indenture shall read as follows:

      "Significant Subsidiary" means Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., System Energy Resources, Inc., or, in each case, its successors and permitted assigns and any other Domestic Regulated Utility Subsidiary: (i) the total assets (after intercompany eliminations) of which exceed 5% of total assets of the Company and its subsidiaries or (ii) the net worth of which exceeds 5% of the Consolidated Net Worth of the Company and its subsidiaries, in each case as shown on the most recent audited consolidated balance sheet of the Company and its subsidiaries. In no event shall "Significant Subsidiary" include any Domestic Regulated Utility Subsidiary that as of September 30, 2005, (i) had total assets (after intercompany eliminations) which were 5% or less of the total assets of the Company and its subsidiaries at such date or (ii) had a net worth which was 5% or less of the Consolidated Net Worth of the Company and its subsidiaries at such date.

      Insurance. The Company will maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates and furnish to the Trustee, within a reasonable time after written request therefor, such information as to the insurance carried as the Trustee may reasonably request;
      Compliance with Law. The Company will comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or its property, except to the extent being contested in good faith by appropriate proceedings, and compliance with ERISA and Environmental Laws. "Environmental Laws" means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes; and
      Reports to Holders of Senior Notes. The Company will deliver documents and reports specified in Section 1002 of the Indenture to the Holders of Senior Notes.

  Miscellaneous

    Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture No. 1, is in all respects ratified and confirmed, and this Supplemental Indenture No. 1 shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

    Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture No. 1.

    New York Law To Govern. THIS SUPPLEMENTAL INDENTURE NO. 1 AND EACH SENIOR NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF TO THE EXTENT A DIFFERENT LAW WOULD GOVERN AS A RESULT.

    Separability.  In case any one or more of the provisions contained in this Supplemental Indenture or in the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture No. 1 or of the Senior Notes, but this Supplemental Indenture No. 1 and the Senior Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

    Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

  Remarketing

    Remarketing Procedures. Unless a Special Event Redemption, a Successful Optional Remarketing or a Termination Event has occurred prior to the Applicable Remarketing Period, the Company shall engage the Remarketing Agent pursuant to the Remarketing Agreement for the Remarketing of the Senior Notes. The Company will, not later than 15 days prior to the first day of the Applicable Remarketing Period, issue a press release with respect to the Applicable Remarketing Period and request that the Depositary or its nominee notify the Beneficial Owners or Depositary Participants holding Separate Senior Notes, Corporate Units and Treasury Units, in the case of an Optional Remarketing, of the Company's intent to attempt an Optional Remarketing in the Applicable Remarketing Period, and in all cases, of the proposed Remarketing Date or Dates and the procedures to be followed in the Remarketing, including, in the case of a Failed Final Remarketing, the procedures that must be followed by a holder of Separate Senior Notes if such holder wishes to exercise its Put Right or by a holder of Applicable Ownership Interests in Senior Notes if such Holder elects not to exercise its Put Right.
      Each holder of Separate Senior Notes may elect to have Separate Senior Notes held by such holder remarketed in any Remarketing. A holder making such an election must, pursuant to the Purchase Contract and Pledge Agreement, notify the Custodial Agent and deliver such Separate Senior Notes to the Custodial Agent prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Applicable Remarketing Period (but no earlier than the Interest Payment Date immediately preceding such first day). Any such notice and delivery may not be conditioned upon the level at which the Reset Rate is established in the Remarketing. Any such notice and delivery may be withdrawn prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Applicable Remarketing Period in accordance with the provisions set forth in the Purchase Contract and Pledge Agreement. Any such notice and delivery not withdrawn by such time will be irrevocable with respect to each Remarketing to occur during the Applicable Remarketing Period. Pursuant to Section 5.02 of the Purchase Contract and Pledge Agreement, promptly after 5:00 p.m., New York City time, on the Business Day immediately preceding the first day of the Applicable Remarketing Period, the Custodial Agent, based on the notices and deliveries received by it prior to such time, shall notify the Remarketing Agent of the aggregate principal amount of Separate Senior Notes tendered for Remarketing and shall cause such Separate Senior Notes to be presented to the Remarketing Agent. Pursuant and subject to Section 5.02 of the Purchase Contract and Pledge Agreement, Senior Notes that underlie Applicable Ownership Interests in Senior Notes included in Corporate Units will be deemed tendered for Remarketing and will be remarketed in accordance with the terms of the Remarketing Agreement and the Purchase Contract and Pledge Agreement.
      The right of each holder of Remarketed Senior Notes to have such Senior Notes remarketed and sold on any Remarketing Date shall be subject to the conditions that (i)(A) the Remarketing Agent conducts any Optional Remarketing or (B), in the case of a Final Remarketing, that no Successful Optional Remarketing has occurred pursuant to the terms of the Remarketing Agreement, (ii) neither a Special Event Redemption nor a Termination Event has occurred prior to such Remarketing Date, (iii) the Remarketing Agent is able to find a purchaser or purchasers for Remarketed Senior Notes at the Remarketing Price based on the Reset Rate and (iv) the purchaser or purchasers of the Remarketed Senior Notes deliver the purchase price therefor to the Remarketing Agent as and when required.
      Neither the Trustee, the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Senior Notes for remarketing.

    Remarketing. Unless a Special Event Redemption, a Termination Event or a Successful Optional Remarketing has occurred prior to the first day of any Optional Remarketing Period, on any Remarketing Date, if any, selected by the Company in accordance with the Remarketing Agreement for such Optional Remarketing Period, the Remarketing Agent shall, pursuant and subject to the terms of the Remarketing Agreement, use its reasonable efforts to remarket the Remarketed Senior Notes at the Remarketing Price. For the avoidance of doubt, the Company shall determine in its sole discretion if and when to attempt an Optional Remarketing.
      If the Company does not elect to conduct an Optional Remarketing, or if the Company elects to conduct an Optional Remarketing, but a Failed Remarketing occurs, during the Final Remarketing Period, the Remarketing Agent shall use its reasonable efforts to remarket the Remarketed Senior Notes at the Remarketing Price. It is understood and agreed that Remarketing on any Remarketing Date will be considered successful and no further attempts will be made if the resulting proceeds are at least equal to the Remarketing Price.

    Reset Rate. In connection with each Remarketing, the Remarketing Agent shall determine the Reset Rate (rounded to the nearest one-thousandth (0.001) of one percent per annum).
      Anything herein to the contrary notwithstanding, the Reset Rate shall in no event exceed the maximum rate permitted by applicable law.
      In the event of a Failed Final Remarketing or if no Applicable Ownership Interests in Senior Notes are included in Corporate Units and none of the holders of the Separate Senior Notes elect to have their Senior Notes remarketed in any Remarketing, the applicable interest rate on the Senior Notes will not be reset and will continue to be the Coupon Rate.
      In the event of a Successful Remarketing, the Coupon Rate shall be reset on the Remarketing Settlement Date to the Reset Rate as determined by the Remarketing Agent under the Remarketing Agreement, and the Company shall issue a press release promptly after such Successful Remarketing containing such Reset Rate (and whether the Company made any election under Section 2.02 or 3.05 hereof) and publish such information on its website.
      In the event of a Failed Optional Remarketing or a Failed Final Remarketing the Company shall issue a press release and cause a notice of any Failed Remarketing to be published on its website (with a copy of such notice to be provided to the Purchase Contract Agent) before 9:00 a.m. New York City time on the Business Day immediately following such Failed Remarketing.

    Failed Remarketing. If, by 4:00 p.m., New York City time, on any Remarketing Date, the Remarketing Agent is unable to remarket all of the Remarketed Senior Notes at the Remarketing Price pursuant to the terms and conditions hereof and of the Remarketing Agreement, a Failed Optional Remarketing or Failed Final Remarketing, if occurring during the Final Remarketing Period, shall be deemed to have occurred.

    Put Right. Subject to paragraph (b) hereof, if there has not been a Successful Remarketing prior to the end of the Final Remarketing Period, holders of Senior Notes will, subject to this Section 9.05, have the right (the "Put Right") to require the Company to purchase such Senior Notes on the Purchase Contract Settlement Date, at a price per Senior Note to be purchased equal to the principal amount of the applicable Senior Note, plus accrued and unpaid interest to, but excluding, the Purchase Contract Settlement Date (the "Put Price").
      The Put Right of holders of Applicable Ownership Interests in Senior Notes that are part of Corporate Units will be deemed to be automatically exercised unless such holders (1) prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date, provide written notice to the Purchase Contract Agent of their intention to settle the related Purchase Contract with separate cash, and (2) on or prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Contract Settlement Date, deliver to the Collateral Agent $50 in cash per Purchase Contract, in each case pursuant to the terms and conditions of Section 5.02(c)(iii) of the Purchase Contract and Pledge Agreement with respect to such settlement, and such holders shall be deemed to have elected to have a portion of the proceeds of the Put Right of the Senior Notes underlying such Applicable Ownership Interests in Senior Notes equal to the Purchase Price set-off against such holders' obligations to pay the aggregate Purchase Price for the shares of Common Stock to be issued under the Purchase Contracts in full satisfaction of such holders' obligations under the Purchase Contracts, and any remaining amount of the Put Price following satisfaction of the related Purchase Contracts will be paid to such holders.
      The Put Right of a holder of a Separate Senior Note shall only be exercisable upon delivery of a notice to the Trustee by such holder on or prior to the second Business Day immediately preceding the Purchase Contract Settlement Date. On or prior to the Purchase Contract Settlement Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Purchase Contract Settlement Date, the aggregate Put Price of all Separate Senior Notes with respect to which a holder has exercised a Put Right. In exchange for any Separate Senior Notes surrendered pursuant to the Put Right, the Trustee shall then distribute such amount to the holders of such Separate Senior Notes.

  Tax Treatment

    Tax Treatment. Prior to the occurrence of a Special Event, the Company agrees, and by acceptance of a Corporate Unit or a Separate Senior Note, each holder will be deemed to have agreed (1) for United States federal, state and local income and franchise tax purposes to treat the acquisition of a Corporate Unit as the acquisition of an Applicable Ownership Interest in Senior Notes and the Purchase Contract constituting the Corporate Unit and (2) to treat the Applicable Ownership Interest in Senior Notes or Separate Senior Note, as the case may be, as indebtedness for United States federal, state and local income and franchise tax purposes.

    Original Issue Discount. Upon request by the Trustee, the Company shall file with the Trustee within a reasonable period of time after such request (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued by the Company on Senior Notes that are outstanding as of the end of the prior calendar year and (ii) such other specific information elating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 1 to be duly executed, as of the day and year first written above.

ENTERGY CORPORATION

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

EXHIBIT A

[IF THIS SENIOR NOTE IS TO BE A GLOBAL NOTE, INSERT:]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE OF THE DEPOSITORY TRUST COMPANY OR BY A NOMINEE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ENTERGY CORPORATION

Senior Note, [Series A]

CUSIP: ____________
ISIN: ______________

No.	$

ENTERGY CORPORATION., a corporation organized and existing under the laws of Delaware (hereinafter called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to         , or registered assigns, [Insert in certificated Senior Notes not part of Corporate Units -          DOLLARS ($        )][Insert in Global Notes or certificated Senior Notes that are part of Corporate Units - the principal sum as set forth in the Schedule of Increases or Decreases In Senior Note attached hereto], on February 17, 2011 (such date, as it may be extended, is hereinafter referred to as the "Maturity Date"); provided that the Company may extend the Maturity Date in connection with a Successful Remarketing as provided in the within-mentioned Supplemental Indenture No. 1, but in no event to a date later than February 17, 2019, and to pay interest thereon from _________, 200_ or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 17, May 17, August 17 and November 17 of each year (each, a "Quarterly Interest Payment Date"), commencing _________, 200_ at the rate of ____% per annum through and including the day immediately preceding the Purchase Contract Settlement Date or, if earlier, the Remarketing Settlement Date, and thereafter semi-annually in arrears on February 17 and August 17 of each year (each, a "Semiannual Interest Payment Date"), commencing August 17, 2009, at the Reset Rate, or, if there has not been a Successful Remarketing prior to the Purchase Contract Settlement Date, on each Quarterly Interest Payment Date at the Coupon Rate, until the principal hereof is paid or duly provided for or made available for payment. This Security shall bear interest, to the extent permitted by law, on any overdue principal and interest at the Coupon Rate, unless a Successful Remarketing shall have occurred, in which case interest on such amounts shall accrue at the Reset Rate from and after the Remarketing Settlement Date, in each case, compounded quarterly through the Purchase Contract Settlement Date or, if earlier, the Remarketing Settlement Date, and compounded semi-annually thereafter. The Reset Rate, if any, shall be established pursuant to the terms of the Indenture and the Remarketing Agreement. The amount of interest payable for any full Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full Interest Period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the Record Date for such Interest Payment Date.

Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Note Register or by wire transfer to an account appropriately designated by the Person entitled to payment by written notice given at least ten calendar days prior to the Interest Payment Date.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the within-mentioned Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

ENTERGY CORPORATION

By:
Name:
Title:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:
Authorized Officer

REVERSE OF SENIOR NOTE

This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series of Securities under an Indenture (the "Base Indenture"), dated as of December 1, 2002, between the Company and Deutsche Bank Trust Company, as Trustee (herein called the "Trustee", which term includes any successor trustee), as supplemented by seven Officer's Certificates and further supplemented by the Supplemental Indenture No. 1, dated as of _________, 200__, between the Company and the Trustee (the "Supplemental Indenture No. 1" and, together with the Base Indenture so supplemented, the "Indenture"), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

All terms used in this Security that are defined in the Indenture shall have the meaning assigned to them in the Indenture.

If a Special Event shall occur and be continuing, the Company may, at its option, redeem the Securities of this series in whole, but not in part, at any time prior to the earlier of the date of a Successful Remarketing and the Purchase Contract Settlement Date, at a price per Security of this series equal to the Redemption Price, payable on the date of redemption (the "Special Event Redemption Date") (a) to the Collateral Agent, in the case of Securities of this series that underlie the Applicable Ownership Interests in Securities of this series included in Corporate Units, which amount shall be applied by the Collateral Agent in accordance with the terms of the Purchase Contract and Pledge Agreement, and (b) to the holders of the separate Securities of this series, in the case of separate Securities of this series.

If the Company so elects to redeem the Securities of this series, the Company shall appoint the Quotation Agent to assist the Company in determining the Treasury Portfolio Purchase Price. Notice of any Special Event Redemption will be mailed by the Company (with a copy to the Trustee) at least 30 days before the Special Event Redemption Date to each Person in whose name the Securities of this series are registered at its registered address. In addition, the Company shall notify the Collateral Agent in writing that a Special Event has occurred and that the Company intends to redeem the Senior Notes on the Special Event Redemption Date.

Unless the Company defaults in the payment of the Redemption Price, on and after the Special Event Redemption Date, (a) interest shall cease to accrue on the Securities of this series, (b) the Securities of this series shall become due and payable at the Redemption Price, and (c) the Securities of this series shall be void and all rights of the holders in respect of the Securities of this series shall terminate and lapse (other than the right to receive the Redemption Price upon surrender of such Securities of this series but without interest on such Redemption Price). Following the notice of a Special Event Redemption, neither the Company nor the Trustee shall be required to register the transfer of or exchange the Securities of this series to be redeemed.

On or prior to the Special Event Redemption Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Special Event Redemption Date, the aggregate Redemption Price for all outstanding Securities of this series. In exchange for any Securities of this series surrendered for redemption on or after the Special Event Redemption Date, the Trustee shall pay an amount equal to the Redemption Price (a) to the Collateral Agent, in the case of Securities of this series that underlie the Applicable Ownership Interests in Securities of this series included in Corporate Units, which amount shall be applied by the Collateral Agent in accordance with the terms of the Purchase Contract and Pledge Agreement, and (b) to the holders of the separate Securities of this series, in the case of separate Securities of this series.

Except as set forth in Section 3.01 of the Supplemental Indenture No. 1, the Securities of this series shall not be redeemable by the Company prior to February 17, 2011. In connection with any Successful Remarketing, in the event the Company elects to extend the Maturity Date pursuant to Section 2.02 of the Supplemental Indenture No. 1, the Company may elect to add redemption dates falling after February 17, 2011 on which it may redeem the Senior Notes at its option, such election to be evidenced by an Officer's Certificate delivered to the Trustee on or prior to the Remarketing Settlement Date specifying the redemption dates and related redemption procedures consistent with the Base Indenture. Such election shall apply to all Securities of this series, whether or not participating in the Remarketing.

Pursuant to Section 9.05 of the Supplemental Indenture No. 1, if there has not been a Successful Remarketing prior to the end of the Final Remarketing Period, holders of Securities of this series will have the right (the "Put Right") to require the Company to purchase such Securities of this series on the Purchase Contract Settlement Date, in the case of Separate Senior Notes upon a notice to the Trustee on or prior to the second Business Day prior to the Purchase Contract Settlement Date, at a price per Security of this series to be purchased equal to the principal amount of the applicable Security of this series, plus accrued and unpaid interest to, but excluding, the Purchase Contract Settlement Date (the "Put Price").

The Securities of this series are not entitled to the benefit of any sinking fund and will not be subject to defeasance prior to February 17, 2011.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected. The Indenture contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of all series then Outstanding to waive compliance by the Company with certain provisions of the Indenture. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof, except as provided for in Section 2.03 of Supplemental Indenture No. 1. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the holder surrendering the same.

The Company agrees, and by acceptance of a Corporate Unit or a Separate Senior Note, each holder of an Applicable Ownership Interest in Senior Notes and each holder of a Separate Senior Note will be deemed to have agreed (1) for United States federal, state and local income and franchise tax purposes to treat the acquisition of a Corporate Unit as the acquisition of an Applicable Ownership Interest in Senior Notes and the Purchase Contract constituting the Corporate Unit and (2) to treat the Applicable Ownership Interest in Senior Notes or Separate Senior Note, as the case may be, as indebtedness for United States federal, state and local income and franchise tax purposes.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF TO THE EXTENT A DIFFERENT LAW WOULD GOVERN AS A RESULT.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee's social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Insert in Global Notes or certificated Senior Notes that are part of Corporate Units]

SCHEDULE OF INCREASES OR DECREASES IN SENIOR NOTE

The initial principal amount of this Senior Note is $___,000,000. The following increases or decreases in a part of this Senior Note have been made:

Date	Amount of decrease in principal amount of this Senior Note	Amount of increase in principal amount of this Senior Note	Principal amount of this Senior Note following such decrease or increase	Signature of authorized officer of Trustee